As filed with the Securities and Exchange Commission on July 31, 2009.

Registration Number 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
under
The Securities Act of 1933

MDU Communications International, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	84-1342898 (I.R.S. Employer Identification No.)

60-D Commerce Way Totowa, New Jersey (Address of Principal Executive Offices)	07512 (Zip Code)

2009 Employee Stock Purchase Plan
(Full title of the plan)

Sheldon Nelson, President, Chief Executive Officer and Chief Financial Officer
MDU Communications International, Inc.
60-D Commerce Way
Totowa, New Jersey 07512
(Name and address of agent for service)

(973) 237-9499
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $.01 par value	1,500,000 shares	$0.43	$645,000	$35.99

(1)
Being registered hereby are 1,500,000 shares of common stock, par value $.01 per share ("Common Stock"), of MDU Communications International, Inc. (the "Registrant"), issuable pursuant to the Registrant's 2009 Employee Stock Purchase Plan (the "Plan"). This registration statement (the “Registration Statement”) shall also cover any additional shares of Common Stock which become issuable under such Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2)
Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”). The proposed maximum offering price per share was determined based upon the average of the high and low prices per share of the Registrant's Common Stock on July 30, 2009, as reported by the OTC Bulletin Board.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the employee benefit plan information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428 of the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference pursuant to Item 3 of Part II hereof, taken together, constitute the prospectus that meets the requirements of Section 10(a) of the Securities Act.

The documents incorporated by reference in Item 3 of Part II of this Registration Statement are available to participants in the Plan, without charge, upon written or oral request (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Registration Statement incorporates).  Any such requests should be directed to the Registrant at the address and telephone number set forth in Item 3 of Part II hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

This Registration Statement incorporates documents by reference that are not presented herein or delivered herewith.  The Registrant will provide without charge to each person to whom this Registration Statement is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Registration Statement incorporates). Oral or written requests for the Registrant's documents should be directed to MDU Communications International, Inc., 60-D Commerce Way, Totowa, New Jersey 07512, Attention: Bradley D. Holmstrom, Corporate Secretary, telephone number (973) 237-9499.

The following documents filed by the Registrant with the Commission are incorporated by reference in this Registration Statement:

a.	The Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

b.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2008.

c.	The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

d.	The Registrant’s Current Report on Form 8-K filed on May 21, 2009.

e.
The description of Common Stock contained in the Registrant’s Registration Statement on Form 10-SB filed on May 12, 1999, including all material incorporated by reference therein and any subsequently filed amendments and reports updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document that also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement. This Registration Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference, except to the extent set forth in the immediately preceding statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification by a company of any of its directors, officers or employees, (i) in any action other than an action by or on behalf of such company, for any reasonable expenses, judgment, fine or settlement payment incurred by the person as a director, officer or employee of such company, and (ii) in an action by or on behalf of a company, for reasonable expenses and settlement payment incurred by the person as a director, officer or employee of such company, both on condition of a determination by shareholders or a majority of the disinterested board members of such company (or an independent counsel in a written opinion if there are not enough disinterested directors to constitute a quorum) that the person at issue acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of such company, or that with respect to a criminal proceeding, the person reasonably believed that such person's conduct was lawful.

Section 145 mandates indemnification by a company of directors, officers and employees for reasonable expenses if, in the case of either (i) or (ii) above, a director, officer or employee is successful in his or her defense whether on the merits or otherwise, but prohibits indemnification in (ii) above if a director, officer or employee is found to be liable or owes a settlement payment to a company.

The Registrant's Bylaws require mandatory indemnification of its directors and officers to the fullest extent permitted by Delaware law, and permit indemnification of its employees to the same extent. The Registrant's Certificate of Incorporation restricts the personal liability of its directors to the fullest extent permitted by Delaware law.

The Registrant has purchased a directors and officers liability insurance policy, which provides for insurance of directors and officers of the Registrant against certain liabilities they may incur in their capacities as such.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to the Registration Statement are listed in the Exhibit Index elsewhere herein.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(a)	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

		(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

		(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Totowa, State of New Jersey, on July 31, 2009.

MDU COMMUNICATIONS INTERNATIONAL, INC.

By:	/s/ SHELDON NELSON
Sheldon Nelson, President, Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

The undersigned directors and officers of MDU Communications International, Inc. each hereby appoint Sheldon Nelson, as our true and lawful attorney with full power to sign any and all amendments to this Registration Statement in our names and in the capacities indicated below to enable MDU Communications International, Inc. to comply with the requirements of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorney on any and all amendments to this Registration Statement.

Signature and Name	Capacity	Date

/s/ SHELDON B. NELSON	President, Chief Executive Officer and Chief Financial Officer	July 31, 2009
Sheldon B. Nelson	(principal executive and
financial officer)

/s/ CARMEN RAGUSA, JR.	Vice President of Finance and Administration	July 31, 2009
Carmen Ragusa, Jr.	(principal accounting officer)

/s/ JOHN EDWARD BOYLE	Chairman of the Board of Directors	July 31, 2009
John Edward Boyle

/s/ CAROLYN C. HOWARD	Director	July 31, 2009
Carolyn C. Howard

/s/ RICHARD NEWMAN	Director	July 31, 2009
Richard Newman

/s/ JAMES WIBERG	Director	July 31, 2009
James Wiberg

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	The 2009 Employee Stock Purchase Plan
5.1	Opinion of Schulte Roth & Zabel LLP regarding the legality of the securities being registered
23.1	Consent of Schulte Roth & Zabel LLP (included in Exhibit 5.1)
23.2	Consent of J.H. Cohn LLP
24.1	Power of Attorney (included in the signature pages hereto)